UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 9, 2015

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-23265	94-3267443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8510 Colonnade Center Drive Raleigh, North Carolina	27615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 862-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 9, 2015, Salix Pharmaceuticals, Inc. (“Salix Inc.”), a wholly owned subsidiary of Salix Pharmaceuticals, Ltd., and PharmaZell GmbH (“PharmaZell”) entered into a Manufacturing and Supply Agreement (the “Supply Agreement”), pursuant to which PharmaZell will continue to supply Salix Inc. with mesalamine, the active pharmaceutical ingredient in Apriso®, and balsalazide, the active pharmaceutical ingredient in Giazo® and Colazal® (together with mesalamine, the “Compounds”). The Supply Agreement does not impose any minimum purchase obligation on Salix Inc. with respect to the Compounds, and Salix Inc. maintains the right under the Supply Agreement to source the Compounds from a third party.

The Supply Agreement is, by its terms, effective as from December 15, 2014, and its initial term will expire on the fifth anniversary of the effective date. Following expiration of the initial term, the Supply Agreement will automatically renew for successive two-year periods unless either party provides advance notice to the other party regarding its decision not to renew. Salix Inc. may terminate the Supply Agreement upon notice to PharmaZell that a regulatory authority has required or caused the withdrawal of any of Apriso, Giazo, or Colazal from the market. In addition, either party may terminate the Supply Agreement (a) if the other party breaches any material term of the agreement and fails to cure its breach within a specified time period following written notice, (b) upon insolvency of the other party or the occurrence of other specified bankruptcy events with respect to it, (c) upon written notice that the continued operation of the Supply Agreement is prohibited or prevented for an unspecified or indeterminate period as a result of an order of a government or other official authority, or (d) in the event of a force majeure that continues for a specified period and results in a failure to perform that would constitute a material breach of the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 12, 2015	SALIX PHARMACEUTICALS, LTD.

	By:	/s/ Timothy J. Creech
Timothy J. Creech
Senior Vice President, Finance and Administrative Services, and Acting Chief Financial Officer